040105

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Articles of Incorporation

(PURSUANT TO NRS CHAPTER 78)

Filed in the office of	Document Number
Barbara K. Cegavske	20150454247-14
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 10/14/2015 2:12 PM
	Entity Number E0487282015-0

(This document was filed electronically.)

USE BLACK INK ONLY - DO NOT HIGHLIGHT — ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation: SMART VENTURE HOLDINGS INC.

2. Registered Agent for Service of Process: (check only one box)

☒ Commercial Registered Agent: CLYDE DEWITT
Name

☐ Noncommercial Registered Agent (name and address below) **OR** ☐ Office or Position with Entity (name and address below)

Name of Noncommercial Registered Agent **OR** Name of Title of Office or Other Position with Entity

Street Address — City — Nevada — Zip Code

Mailing Address (if different from street address) — City — Nevada — Zip Code

3. Authorized Stock: (number of shares corporation is authorized to issue)

Number of shares *with par value:* 25000000 — Par value per share: $ 0.001 — Number of shares *without par value:* 0

4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)

1) CHARLES ONG
Name
242A WEST VALLEY BROOK ROAD — CALIFON — NJ — 07830
Street Address — City — State — Zip Code

2)
Name
Street Address — City — State — Zip Code

5. Purpose: (optional; required only if Benefit Corporation status selected)
The purpose of the corporation shall be:
ANY LEGAL PURPOSE

6. Benefit Corporation: (see instructions) ☐ Yes

7. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)

I declare, to the best of my knowledge under penalty of perjury, that the information contained herein is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged instrument for filing in the Office of the Secretary of State.

CLYDE DEWITT — X CLYDE DEWITT
Name — **Incorporator Signature**

2300 W. SAHARA AVENUE, SUITE 800 — LAS VEGAS — NV — 89102
Address — City — State — Zip Code

8. Certificate of Acceptance of Appointment of Registered Agent:

I hereby accept appointment as Registered Agent for the above named Entity.

X CLYDE DEWITT — 10/14/2015
Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity — Date

This form must be accompanied by appropriate fees.

Attachment A

The number of shares of capital stock of the Corporation shall be as follows:

20,000,000 shares of common stock, $0.001 par value, and
5,000,000 shares of preferred stock, $0.001 par value.

The preferred stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such amounts, designations, preferences, and relative, participating, optional, or other rights (including preferential voting rights), and qualifications, limitations, and/or restrictions thereof, as are stated and expressed in any amendment hereto, or in the resolution or resolutions providing for the issue of such class or series, all as may be determined by the Board of Directors of the Corporation all as may be further stated below:

Authority is hereby expressly granted to and vested in the board of directors of the Corporation to authorize the issuance of the preferred stock from time to time in one or more classes or series, and with respect to each class or series of the preferred stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

whether or not the class or series is to have voting rights, full, special, or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

the number of shares to constitute the class or series and the designations thereof;

the preferences, and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

such other special rights and protective provisions with respect to any class or series as may to the board of directors of the Corporation seem advisable.

The shares of each class or series of the preferred stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The board of directors of the Corporation may increase the number of shares of the preferred stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the preferred stock not designated for any other class or series. The board of directors of the Corporation may decrease the number of shares of the preferred stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the preferred stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the preferred stock.

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